Exhibit 99.1
For Immediate Release
Contact:
Michael W. Shelton, EVP& CFO
336 369-0900
NewBridge Bancorp Reports Quarterly and Annual Financial Results
GREENSBORO, N.C., February 7, 2008 — NewBridge Bancorp (NASDAQ: NBBC)(“NewBridge”), the parent company of NewBridge Bank, reported results for fourth quarter and full year 2007 earnings today.
As previously announced last month, non-recurring charges and expenses related to the merger of LSB Bancshares, Inc. (“LSB”) and FNB Financial Services Corporation (“FNB”) in 2007 had an adverse impact on NewBridge’s results for the fourth quarter of 2007 and the year ended December 31, 2007.
The results for the fourth quarter and yearend 2007 include:
•	A net loss of $10.6 million for the fourth quarter 2007. This equates to a quarterly net loss of $0.67 per diluted share, with a net loss for the full year 2007 of $5.7 million, or a net loss of $0.49 per diluted share. The net loss is primarily attributed to various charges recorded in the fourth quarter in connection with evaluations of the credit portfolio and expense reduction initiatives as described in NewBridge’s press release dated January 22, 2008.

•	For the current quarter, an increase in net interest income to $18.5 million from $10.4 million in the year-ago period.

•	The provision for loan losses was $14.4 million in 2007’s fourth quarter, versus $2.9 million in the fourth quarter of 2006, while writedowns of other bank owned real estate totaled $2.6 million for the fourth quarter of 2007 compared to $166,000 in the comparable 2006 period. NewBridge anticipates all regulatory capital ratios will be maintained at “well capitalized” status.

•	Noninterest income for the current quarter increased to $4.0 million versus $3.9 million for the year-ago period, while noninterest expense in 2007 increased to $25.9 million from $11.2 million in 2006.
NewBridge’s fourth quarter 2007 financial data reflects the operating results of the resulting entity of the merger of LSB and FNB. NewBridge’s twelve months ended December 31, 2007 financial data includes twelve months of operating results for the former LSB, but only five months of results for the former FNB. In accordance with purchase accounting rules, prior year financial information does not include any data for FNB. The formation of NewBridge through the merger of FNB and LSB became effective on July 31, 2007.
Commenting on these results, Pressley A. Ridgill, President of NewBridge and the President and Chief Executive Officer of NewBridge Bank, said, “As previously announced, our fourth quarter results have been impacted by evaluations of our credit portfolio and expense reductions resulting from the merger of our legacy banks. We believe we are poised to capture the opportunities in 2008 that have been presented by the merger. Our goal is to emerge stronger as one bank than we were standing alone. With these tough decisions behind us, we are well on our way to achieving our strategic initiatives that will help NewBridge operate more efficiently in 2008 and beyond.”
As stated in NewBridge’s January 22, 2008 press release, additional merger related expenses were recorded during the fourth quarter of 2007. Personnel cost of $1.8 million related to early retirement, severance and employee retention payments were recorded. Other expenses included $1.4 million of merger-related professional fees, processing system conversion expenses and costs associated with NewBridge’s campaign to establish its new brand. In addition to these acquisition expenses, various purchase accounting adjustments were recorded during the quarter related to the interest earning assets and interest bearing liabilities of FNB. Yield adjustments of $142,000 were recorded to increase interest income on loans, while purchase accounting yield adjustments of $1.6 million were recorded to reduce deposit interest expense. Amortization expense of the core deposit intangible asset totaled $165,000 for the current quarter.
For the full year of 2007, NewBridge recorded a net loss of $5.7 million, or a net loss of $0.49 per diluted share, compared to net income of $6.0 million, or $0.71 per diluted share, for the full year of 2006. Net interest income increased to $55.3 million for the full year versus $43.1 million in 2006. Noninterest income for 2007 was $15.0 million compared to $14.3 million in 2006, while noninterest expense increased to $62.4 million from $43.3 million. The provision for credit losses totaled $19.0 million for 2007, compared to $5.5 million in 2006.
As of December 31, 2007, total assets were approximately $2.06 billion, up from $987.7 million at the year-ago date, while deposits at the end of 2007 were $1.63 billion, compared to $817.7 million at prior yearend. Loans were $1.49 billion at 2007 yearend, versus $760.0 million at 2006 yearend. The allowance for credit losses at the end of 2007 was $30.4 million or 2.04% of outstanding loans, compared to $9.6 million or 1.26% one year earlier.
Shareholders’ equity totaled $191.7 million and represented an equity-to-assets percentage of 9.33%. NewBridge has recorded $48.1 million of goodwill as a result of the merger transaction. Under the terms of the merger agreement, NewBridge issued 7.55 million shares of common stock to FNB shareholders, and had 15.69 million shares outstanding at the 2007 yearend. Under the terms of the NewBridge’s share repurchase program, 157,184 shares were repurchased at an average price of $11.29 per share during the fourth quarter of 2007. NewBridge paid a quarterly cash dividend of $0.17 per share of common stock on January 15, 2008, to shareholders of record on January 1, 2008.
Nonperforming assets, which includes nonaccrual loans, accruing loans more than 90 days past due, other real estate owned and renegotiated debt, totaled $17.2 million at December 31, 2007, compared to $21.5 million at September 30, 2007 and $9.9 million at December 31, 2006. The nonperforming assets as a percentage of total assets was 0.84% at December 31, 2007, compared to 1.05% at September 30, 2007 and 1.00% at December 31, 2006.
Chairman and Chief Executive Officer Robert F. Lowe said, “We are pleased to report that the conversion of our two legacy banks was accomplished in mid-November as planned. We are very excited to be operating as NewBridge Bank. At the time of the conversion, we also announced our naming rights of NewBridge Bank Park, the professional baseball stadium in downtown Greensboro, NC. We believe this partnership opportunity will accelerate the rebranding initiatives of the Bank and demonstrates our continued commitment to the communities we serve.”
Mr. Ridgill commented on significant achievements during the final months of 2007. “During the fourth quarter we took additional steps to address asset quality and operating expense levels. We reduced nonperforming assets by more than $4 million during the quarter, and nonperforming assets to total assets decreased to 0.84%, exceeding our year-end goal of 1.00%. We also implemented our planned staffing evaluations with a reduction of 94 fulltime equivalent positions, and achieved our staffing level goal with 594 full time equivalent employees at year-end. Additionally, in 2008 we expect to achieve approximately $8 million of expense reduction, surpassing our initial projection of $5 million when we announced the merger. We are looking forward to building on these achievements in 2008.”
— more —

About NewBridge Bancorp
NewBridge Bancorp is the parent company of NewBridge Bank, which is a state chartered community bank with headquarters in Greensboro, North Carolina. NewBridge Bank offers financial planning and investment alternatives such as mutual funds and annuities through Raymond James Financial Services, Inc., a registered broker dealer, and small consumer loans and dealer financing through Peoples Finance Company of Lexington, Inc.
NewBridge Bank ranks among the 10 largest banks in North Carolina with assets of approximately $2 billion. The Bank has 40 banking offices in the Piedmont Triad of North Carolina, the Wilmington, NC area and the area surrounding Harrisonburg, VA. It maintains operations facilities in Lexington and Reidsville, NC. The stock of NewBridge Bancorp trades on the NASDAQ Global Select Market under the symbol “NBBC.”
Disclosures About Forward Looking Statements
The discussions included in this document and its exhibits may contain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. For the purposes of these discussions, any statements that are not statements of historical fact may be deemed to be forward looking statements. Such statements are often characterized by the use of qualifying words such as “expects,” “anticipates,” “believes,” “estimates,” “plans,” “projects,” or other statements concerning opinions or judgments of NewBridge Bancorp and its management about future events. The accuracy of such forward looking statements could be affected by such factors as, including but not limited to, the financial success or changing conditions or strategies of NewBridge Bancorp’s customers or vendors, fluctuations in interest rates, actions of government regulators, the availability of capital and personnel or general conditions.
####

NewBridge Bancorp
Consolidated Balance Sheets
(Unaudited)

	December 31
	2007	2006
	(dollars in thousands)

Assets
Cash and Due from Banks	$54,011	$45,486
Interest-Bearing Bank Balances	4,678	1,008
Federal Funds Sold	2,173	6,845
Investment Securities:
Held to Maturity, at Amortized Cost	27,901	29,893
Available for Sale, at Market Value	341,522	117,236
Loans	1,490,084	759,978
Less, Allowance for Credit Losses	(30,370)	(9,564)

Net Loans	1,459,714	750,414
Premises and Equipment	43,886	19,848
Goodwill	48,561	490
Other Assets	73,160	16,526

Total Assets	$2,055,606	$987,746

Liabilities
Deposits:
Non-interest bearing (1)	$175,299	$106,329
Savings, N.O.W. and Money Market Accounts (1)	638,217	428,072
Certificates of Deposit of less than $100,000	574,179	144,089
Certificates of Deposit of $100,000 or more	240,025	139,193

Total Deposits	1,627,720	817,683
Borrowings from the Federal Home Loan Bank	118,000	73,000
Other Borrowing	99,524	948
Other Liabilities	18,634	6,806

Total Liabilities	1,863,878	898,437

Shareholders’ Equity
Preferred Stock, Par Value $.01 Per Share:
Authorized 10,000,000 shares; None Issued	—	—
Common Stock, Par Value $5 Per Share:
Authorized 50,000,000 Shares; Issued 15,694,068 Shares in 2007 and 8,422,610 Shares in 2006	78,470	42,113
Paid-In Capital	85,738	8,177
Directors’ Deferred Plan	(1,301)	(1,390)
Retained Earnings	27,000	42,669
Accumulated Other Comprehensive Income/(Loss)	1,821	(2,260)

Total Shareholders’ Equity	191,728	89,309

Total Liabilities and Shareholders’ Equity	$2,055,606	$987,746

(1)	For December 31, 2006, $51,780 of previously reported non-interest bearing deposits has been reclassified to money market accounts.

NewBridge Bancorp
Consolidated Statements of Income
(Unaudited, dollars in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2007	2006	2007	2006

Interest Income
Interest and Fees on Loans	$28,959	$15,381	$85,022	$60,396
Interest on Investment Securities:
Taxable	3,298	1,216	8,505	4,528
Tax Exempt	1,066	314	2,501	1,237
Interest-Bearing Bank Balances	711	95	1,070	350
Federal Funds Sold	113	147	523	812

Total Interest Income	34,147	17,153	97,621	67,323

Interest Expense
Deposits	13,451	5,737	36,686	21,057
Other Borrowings	644	3	1,048	12
Borrowings from the Federal Home Loan Bank	1,583	983	4,634	3,126

Total Interest Expense	15,678	6,723	42,368	24,195

Net Interest Income	18,469	10,430	55,253	43,128
Provision for Credit Losses	14,411	2,927	18,952	5,510

Net Interest Income After Provision for Credit Losses	4,058	7,503	36,301	37,618

Noninterest Income
Service Charges on Deposit Accounts	2,483	1,651	7,791	6,884
Gains on Sales of Mortgage Loans	117	97	366	390
Other Operating Income	1,384	2,190	6,841	7,016

Total Noninterest Income	3,984	3,938	14,998	14,290

Noninterest Expense
Personnel Expense	11,701	5,729	30,744	22,497
Occupancy Expense	1,077	470	2,919	1,922
Furniture and Equipment Expense	1,296	566	3,554	2,206
Other Operating Expense	11,844	4,389	25,139	16,699

Total Noninterest Expense	25,918	11,154	62,356	43,324

Income Before Income Taxes	(17,876)	287	(11,057)	8,584
Income Taxes	(7,309)	(51)	(5,394)	2,584

Net Income	$(10,567)	$338	$(5,663)	$6,000

Earnings Per Share
Basic	$(0.67)	$0.04	$(0.49)	$0.71
Diluted	$(0.67)	$0.04	$(0.49)	$0.71

Weighted Average Shares Outstanding
Basic	15,754,310	8,462,176	11,485,353	8,480,621
Diluted	15,754,310	8,480,912	11,485,353	8,509,679

NewBridge Bancorp
Financial Highlights
(Unaudited, dollars in thousands)

	Three Months Ended December 31
	2007	2006	Variance

Average balances:
Loans	$1,452,641	$757,908	91.7%
Earning assets	1,873,771	917,802	104.2
Total assets	2,025,247	982,918	106.0
Interest-bearing deposits	1,440,303	708,065	103.4
Total deposits	1,617,828	810,703	99.6

Allowance for credit losses:
Beginning balance	$20,261	$8,461	139.5%
Provision for credit losses	14,411	2,927	392.3
Loans charged off	(4,609)	(1,983)	132.4
Recoveries	307	159	93.1

Ending balance	$30,370	$9,564	217.5

	2007	2006

Other data:
Return on average assets	(2.09)%	0.14%
Return on average shareholders equity	(22.63)%	1.44%
Net interest margin*	3.89%	4.55%

(* fully taxable equivalent basis)

NewBridge Bancorp
Financial Highlights
(Unaudited, dollars in thousands)

	Twelve Months Ended December 31
	2007	2006	Variance

Average balances:
Loans	$1,058,858	$756,088	40.0%
Earning assets	1,343,232	917,072	46.5
Total assets	1,419,396	982,486	44.5
Interest-bearing deposits	1,025,105	720,295	42.3
Total deposits	1,159,915	822,869	41.0

Allowance for credit losses:
Beginning balance	$9,564	$8,440	13.3%
Provision for credit losses	18,952	5,510	244.0
Loans charged off	(9,412)	(5,447)	72.8
Recoveries	956	1,061	(9.9)
Allowance acquired via acquisition	10,310	—	n/a

Ending balance	$30,370	$9,564	217.5

Nonperforming assets
Nonperforming loans:
Past due 90 days or more	$72	$2,103	(96.6)%
Nonaccrual loans	12,236	3,686	232.0
Restructured loans	651	133	389.5

Total nonperforming loans	12,959	5,922	118.8
Other real estate	4,280	3,969	7.8

Total nonperforming assets	$17,239	$9,891	74.3

	2007		2006

Asset quality data:
Nonperforming assets to total assets	0.84%		1.00%
Nonperforming loans to total loans	0.87%		0.78%
Nonperforming loans to total assets	0.63%		0.60%
Allowance for credit losses to total loans	2.04%		1.26%
Net-chargeoffs to average loans	0.79%		0.58%
Allowance for credit losses to nonperforming loans	2.34	x	1.61	x

	2007	2006

Other data:
Return on average assets	(0.40)%	0.61%
Return on average shareholders equity	(3.76)%	6.47%
Net interest margin*	4.25%	4.75%

(* fully taxable equivalent basis)